EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Shirley Chow - Porter Novelli Life Sciences
Investor Relations	Media
(610) 941-5675	(212) 601-8308
www. genaera. com	schow@pnlifesciences.com

GENAERA CORPORATION ANNOUNCES MSI-1436 DATA PRESENTED AT SOCIETY OF NEUROSCIENCE MEETING

- Preclinical Data Indicates MSI-1436 Does Not Alter Rate of Dopamine Uptake -

Plymouth Meeting, Pa. - March 28, 2008 - Genaera Corporation (NASDAQ: GENR) announced that preclinical data was presented Thursday at the Chicago Chapter of the Society of Neuroscience by Mitchell F. Roitman, Ph.D., a Genaera collaborator and investigator with the University of Illinois at Chicago. The abstract titled "A novel anti-obesity drug MSI-1436 does not alter the rate of dopamine uptake via the dopamine transporter," demonstrates that MSI-1436 does not inhibit the dopamine transporter in vivo by directly measuring dopamine levels in the brain of rats after MSI-1436 administration.

Dopamine is a neurotransmitter found in the brain which can have affects on locomotor function and addictive behavior. Many drugs that reduce food intake and body weight affect the rate of dopamine reuptake by inhibiting the dopamine transporter (DAT), such as amphetamine and bupropion. Such compounds, which inhibit the dopamine transporter, are considered undesirable as weight-loss drugs since they affect locomotor behavior and may have high addictive potential. MSI-1436 is a protein tyrosine phosphatase 1B inhibitor (PTP-1B), which increases insulin sensitivity and reduces food intake in animals, and is currently in clinical development for anti-obesity and anti-diabetes therapy. Preliminary in vitro studies in cells suggested that MSI-1436 may interact with the dopamine transporter but in vivo behavioral tests in rats did not show DAT-inhibitory activity. Therefore, a definitive study to resolve this discrepancy was designed.

The effects of MSI-1436 on dopamine reuptake were investigated using in vivo fast-scan cyclic voltammetry in anesthetized rats. A stimulation train was delivered to the ventral tegmental area every five minutes and the resultant dopamine and rate of reuptake were measured. Peak concentrations of dopamine and the rate of dopamine reuptake were monitored in response to intraperitoneal injections of MSI-1436, saline or nomafensine (a known inhibitor of DAT). Post-hoc analyses indicated that the peak dopamine concentration and the rate of dopamine reuptake (tau) significantly increased from baseline only after injection with nomifensine and that neither MSI-1436 nor the saline control had an effect on these measurements.

"These studies serve to further confirm the selectivity of MSI-1436 as an inhibitor of PTP-1B and addresses one of the critical issues involved in the development of anti-obesity drugs," states Jack Armstrong, President and Chief Executive Officer of Genaera. "The low addictive potential of MSI-1436 further differentiates it from many other drug candidates in development. While MSI-1436 is being developed to treat both type 2 diabetes and obesity, we believe it is essential to demonstrate that the side effects seen in other weight-loss only drugs are not observed with MSI-1436. We continue to differentiate MSI-1436 from other drugs for anti-obesity and anti-diabetes indications through our preclinical studies and look forward to reporting additional supportive clinical data later this year."

The researchers included Dr. Roitman and Seth A. Wescott from the University of Illinois at Chicago, as well as Michael P. McLane, Ph.D. and Henry R. Wolfe, Ph.D. from Genaera.

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a Phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing Phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, clinical development plans and prospects for Genaera's programs including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe," "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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